Exhibit 15.1

June 8, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 2, 2012 on our review of interim financial information of Domus Holdings Corp. and its subsidiaries for the three month period ended March 31, 2012 and 2011 is included in its Registration Statement on Form S-1 dated June 8, 2012.

Very truly yours,

/s/ PricewaterhouseCoopers LLP